EXHIBIT 10.1

AGREEMENT TO UNWIND SECURITIES PURCHASE AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into on July 31, 2024 and is effective as of June 30, 2024 (the “Effective Date”), by and among Upexi, Inc., a Nevada corporation (“Upexi”), Upexi Enterprise, LLC, a Delaware limited liability company, E-Core (“Upexi Newco”), E-Core Technology, Inc. d/b/a New England Technology, Inc., a Florida corporation (“E-Core”), and E-Core Holdings LLC, a Florida limited liability company (“E-Core Newco”). Each of Upexi, Upexi Newco, E-Core Partners, E-Core, E-Core Newco are sometimes each referred to herein as a “Party” and collectively as the “Parties.

WHEREAS, Upexi, Upexi Newco, the E-Core and the E-Core Partners, entered into that certain Securities Purchase Agreement (the “SPA”) on October 31, 2022 (the “Transaction Date”, pursuant to which Upexi Newco purchased from the E-Core Partners 100% of the issued and outstanding equity of E-Core (the “Transaction”).

WHEREAS, in connection with the Transaction, certain of the Parties entered into the following additional agreements (collectively, with the SPA, the “Transaction Documents”):

(a) That certain Executive Employment Agreement by and between E-Core and David, dated October 31, 2022 (the “Employment Agreement”);

(b) That certain Call Option Agreement by and between Upexi and the E-Core Partners, dated October 31, 2022 (the “Option Agreement”);

(c) Those certain Series 1 Subordinated Promissory Notes by and among (i) Upexi, Upexi Newco, and David, in the original principal amount of Three Million Four Hundred Fifty Thousand Dollars ($3,450,000) dated October 31, 2022, (ii) Upexi, Upexi Newco, and Nick, in the original principal amount of One Million Seven Hundred Twenty Five Thousand Dollars ($1,725,000) dated October 31, 2022, and (iii) Upexi, Upexi Newco, and Eric, in the original principal amount of Five Hundred Seventy Five Thousand Dollars ($575,000) dated October 31, 2022 (collectively the “Series 1 Notes”);

(d) Those certain Series 2 Subordinated Promissory Notes by and among (i) Upexi, Upexi Newco, and David, in the original principal amount of Three Million Four Hundred Fifty Thousand Dollars ($3,450,000) dated October 31, 2022, (ii) Upexi, Upexi Newco, and Nick, in the original principal amount of One Million Seven Hundred Twenty Five Thousand Dollars ($1,725,000) dated October 31, 2022, and (iii) Upexi, Upexi Newco, and Eric, in the original principal amount of Five Hundred Seventy Five Thousand Dollars ($575,000) dated October 31, 2022 (collectively the “Series 2 Notes”);

(e) Those certain Series 3 Convertible Subordinated Promissory Notes by and among (i) Upexi, Upexi Newco, and David, in the original principal amount of Two Million One Hundred Thousand Dollars ($2,100,000) dated October 31, 2022, (ii) Upexi, Upexi Newco, and Nick, in the original principal amount of One Million Fifty Thousand Dollars ($1,050,000) dated October 31, 2022, and (iii) Upexi, Upexi Newco, and Eric, in the original principal amount of Three Hundred Fifty Thousand Dollars ($350,000) dated October 31, 2022 (collectively the “Series 3 Notes”, and together with the Series 1 Notes and the Series 2 Notes, the “Notes”);

WHEREAS, Upexi Newco owns 100% of the equity interests of E-Core as a result of the closing of the Transaction.

WHEREAS, the Parties have agreed to enter into a series of transactions, as set forth herein (the “Unwinding”) pursuant to which (i) the Transaction will be substantially unwound, (ii) certain payments will be made by E-Core Newco to Upexi Newco, and (iii) E-Core Newco will acquire 100% of the issued and outstanding equity of E-Core and Upexi CP, LLC, a Delaware limited liability E-Core (“UCP”).

NOW THEREFORE, in exchange for the mutual consideration and the conditions described herein, the Parties agree as follows:

1.	Definitions. The following terms have the meanings specified or referred to in this Section 1.

(a)

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(b)

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c)	“Agreement” has the meaning set forth in the preamble.

(d)	“Business Day” means any day except Saturday, Sunday or any other day on which national commercial banks located in Florida are authorized or required by Law to remain closed for business.

(e)	“Closing” has the meaning set forth in Section 4(a).

(f)	“Closing Date” has the meaning set forth in Section 4(a).

(g)	“Code” means the Internal Revenue Code of 1986, as amended.

(h)	“Consideration” has the meaning set forth in Section 3.

(i)

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

(j)	“David” means David Romano.

(k)	“E-Core” has the meaning set forth in the preamble.

(l)	“E-Core Business” has the meaning set forth in Section 5(f).

(m)	“E-Core Financial Statements” has the meaning set forth in Section 5(c).

(n)	“E-Core Interim Balance Sheet Date” has the meaning set forth in Section 5(e).

(o)	“E-Core Newco” has the meaning set forth in the preamble.

(p)	“E-Core Partners” means collectively, David, Nick and Eric.

(q)	“E-Core Partner Indemnitees” has the meaning set forth in Section 9.

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(r)	“E-Core Partner Released Parties” has the meaning set forth in Section 8(b).

(s)	“E-Core Shares” has the meaning set forth in Section 2.

(t)

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

(u)	“Eric” means Eric Limont.

(v)

“Equity Securities” means with respect to any Person, all (a) units, capital stock, partnership interests or other equity interests (including classes, groups or series thereof having such relative rights, powers, and/or obligations as may from time to time be established by issuer thereof or the governing body of its Affiliate, as the case may be, including rights, powers, and/or duties different from, senior to or more favorable than existing classes, groups and series of units, stock and other equity interests and including any so-called “profits interests”) or securities or agreements providing for profit participation features, equity appreciation rights, phantom equity or similar rights to participate in profits, (b) warrants, options or other rights to purchase or otherwise acquire, or contracts or commitments that could require the issuance of, securities described in the foregoing clauses of this definition, and (c) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into securities described in the foregoing clauses of this definition.

(w)

“Fair Saleable Value” The amount at which the assets (both tangible and intangible), in their entirety, of Upexi and its subsidiaries, taken as a whole, would change hands between a willing buyer and a willing Upexi Newco, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(x)	“GAAP” means United States generally accepted accounting principles in effect from time to time.

(y)

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(z)

“Identified Contingent Liabilities” means the maximum estimated amount of liabilities (other than Stated Liabilities) reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of Upexi and its subsidiaries, taken as a whole.

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(aa)

“Indebtedness” means as of a given time and without duplication, determined, to the extent applicable, on a consolidated basis, all payment obligations in respect of: (a) all indebtedness for borrowed money and all Liabilities evidenced by notes, promissory notes, debentures, bonds or similar instruments, including, but not limited to, amounts due pursuant to any loans from landlords or lenders excluding the effect of capitalized loan issuance costs; (b) all Liabilities in respect of deferred purchase price for property or services, including capital leases (and leases that would be required to be capitalized under GAAP), earn-out payments, the Notes and seller notes; (c) all Liabilities under conditional sale or other title retention Contracts; (d) all Liabilities in respect of each drawn upon letter of credit, banker’s acceptance or similar credit instrument and any reimbursement Contracts with respect thereto; (e) all Liabilities under interest rate cap Contracts, interest rate swap Contracts, foreign currency exchange Contracts or other hedging Contracts (including brokerage costs thereto); (f) any indebtedness of the types described in this definition other than this clause (f) of another Person that is secured by an Encumbrance on the equity, property or assets of Upexi, (g) any Liabilities of another Person guaranteed in any manner, except for ordinary course indorsements of negotiable instruments; (h) all costs to service deferred revenue; (i) all unaccrued or accrued but unpaid management fees, (j) all unaccrued or accrued 401(k) liabilities, (k) all unclaimed property (whether recorded as such or in outstanding checks or in accounts payable or in accrued expense); (l) all unaccrued or accrued but unpaid wages, discretionary bonuses, commissions or other compensation payable to directors, employees and independent contractors, and all Liabilities related thereto and (m) any accrued but unpaid principal, interest, fees and other expenses owed in respect of items (a) through (l) above, and including any call premium, prepayment or other penalty or premium or fee due upon repayment thereof, commitment or other fees, sale or liquidation participation amounts, reimbursements, indemnities, and all other amounts payable in connection therewith.

(bb)

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights and all other rights corresponding thereto throughout the world; (d) inventions, discoveries, trade secrets, business and technical information and know- how, databases, data collections, customer lists, customer contact information, customer correspondence, customer licensing and purchasing histories, product designs, business plans, product roadmaps, works of authorship, and documentation relating to any of the foregoing and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) Software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related software, specifications and documentation; (g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (h) all rights to any Actions of any nature available to or being pursued by E-Core to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

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(cc)

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property to which E-Core is a party, beneficiary or otherwise bound.

(dd)

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

(ee)	“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories.

(ff)

“Knowledge of Upexi” or “Upexi’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of Upexi after due inquiry, which includes the knowledge of Allan Marshall and Andrew Norstrud.

(gg)	“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(hh)

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

(ii)

“Line of Credit” means that certain Revolving Line of Credit Promissory Note in favor of MountainOne Bank, in the maximum principal amount of Ten Million and 00/100 Dollars ($10,000,000), together with all other agreements, documents, and instruments execution in connection therewith, as they may hereafter be amended, restated, revised, or modified in any manner.

(jj)

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, out of pocket costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the out-of-pocket cost of pursuing any insurance providers, including but not limited to reasonable attorney’s fees actually incurred.

(kk)

“Material Adverse Effect” means any effect or effects arising from or relating to any event, occurrence, act or omission that is, individually or in the aggregate, materially adverse to (a) the business of E-Core as conducted as of the Transaction Date, results of operations or assets of E-Core, taken as a whole, or (b) the ability of Upexi or E-Core to consummate the transactions contemplated hereby on a timely basis and as contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any effect arising from any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) any change affecting general national, international or regional political, economic, financial or capital market conditions, including any disruption thereof and any decline in the price of any security or any market index or any changes in interest or exchange rates; (ii) any change generally affecting the industries in which E-Core operates in the United States; (iii) any change in Law or GAAP, or any enforcement, implementation or interpretation thereof; (iv) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening thereof; (v) any natural or man-made disaster or acts of God; (vi) the COVID-19 virus or pandemic and any effects thereof or therefrom; (vii) any change relating to or arising from the execution of this Agreement or the announcement of the transactions contemplated hereby or thereby; (viii) any breach by Upexi Newco of any provision of this Agreement; and/or (ix) the taking of any action contemplated or permitted by this Agreement or taken at the request of Upexi Newco.

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(ll)	“Nick” means Nick Romano.

(mm)	“Notes 1” has the meaning set forth in the preamble.

(nn)	“Notes 2” has the meaning set forth in the preamble.

(oo)	“Notes 3” has the meaning set forth in the preamble.

(pp)

“Ordinary Course of Business” or “ordinary course of business” means, with respect to a Person, an action that (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, and (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

(qq)

“Organizational Documents” means, with respect to any Person that is an entity, such Person’s organizational documents, including the certificate of organization, incorporation or partnership, bylaws, operating agreement or partnership agreement, joint venture and trust agreements, and any similar governing documents of any such Person.

(rr)	“Party” and “Parties” have the meaning set forth in the preamble.

(ss)	“Permitted Encumbrances” means the lien in favor of MountainOne Bank securing the Line of Credit and those items set forth in the Disclosure Schedules.

(tt)	“Person” means an individual, corporation, partnership, joint venture, limited liability E-Core, Governmental Authority, unincorporated organization, trust, association or other entity.

(uu)	“Post-Closing Straddle Period” has the meaning set forth in Section 7(c)(i).

(vv)

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

(ww)

“Present Fair Saleable Value” The amount that could be obtained by an independent willing Upexi Newco from an independent willing buyer if the assets (both tangible and intangible) of Upexi and its subsidiaries, taken as a whole, are sold on a going concern basis with reasonable promptness in an arm's-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

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(xx)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(yy)	“Securities Act” means the Securities Act of 1933, as amended, or any similar or successor federal law then in force.

(zz)	“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar or successor federal law then in force.

(aaa)

“Stated Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP; it being understood that the amount of contingent liabilities at any time shall be computed at the amount that, in light of all facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual liability) of Upexi and its subsidiaries, taken as a whole, as of the date hereof after giving effect to the consummation of the Transaction, determined in accordance with GAAP consistently applied.

(bbb)	“Straddle Period” has the meaning set forth in Section 7(c)(i).

(ccc)

“Subsidiary” of any Person means another Person with respect to which such Person owns, directly or indirectly, at least 50% of the capital stock, capital interests, profits interests or other equity or has the power, directly or indirectly, to elect a majority of the members of the board of directors (or similar governing body).

(ddd)

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, escheat, property (real or personal), real property gains, windfall profits, customs, duties or other Taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(eee)

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(fff)	“Taxing Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.

(ggg)	“Transaction Documents” means this Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

(hhh)	“Unwinding” has the meaning set forth in the Recitals.

(iii)	“Unwinding Payment” has the meaning set forth in Section 3(b).

(jjj)	“Upexi” has the meaning set forth in the preamble.

(kkk)	“UCP” has the meaning set forth in the recitals.

(lll)	“UCP Membership Interests” has the meaning set forth in Section 4.

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(mmm)	“UCP Material Contracts” has the meaning set forth in Section 5.

(nnn)	“UCP Intellectual Property Agreements” has the meaning set forth in Section 5.

(ooo)	“Upexi Newco” has the meaning set forth in the preamble.

2.

Unwinding of the Transaction. On the Closing Date, (a) each Transaction Document shall be deemed null and void, and all obligations of the parties thereunder shall terminate; (b) Upexi Newco shall assign and transfer back to Upexi Newcos all of E-Core Newco’s right, title and interest in and to 4,000 shares of common stock of E-Core purchased from Upexi Newco in the Transaction (the “E-Core Shares”), constituting all of E-Core’s issued and outstanding securities, free and clear of any liens or encumbrances; and (c) the Consideration shall be paid in full by the Parties.

3.

Consideration for Unwinding Transaction. The Parties to take the following actions and make the following payments on the Closing Date in consideration of the Unwinding (collectively, the “Consideration”):

(a)

Retention of Upexi Rollover Shares. For the avoidance of doubt, the E-Corp Partners shall collectively keep all of the One Million Two Hundred Forty-Seven Thousand Four Hundred and Two shares of Upexi restricted common stock issued by Upexi to the E-Core Partners as part of the original Transaction (collectively, the “Upexi Rollover Shares”). All legends on the Upexi Rollover Shares shall be removed from the Upexi Rollover Shares on the Closing Date as a condition of the Closing.

(b)

E-Core Newco Consideration to Upexi Newco. E-core Newco shall pay Upexi Newco $2,000,000 immediately available funds, via wire transfer per instructions provided by Upexi Newco (the “Unwinding Payment”).

4.	Closing of the Unwinding.

(a)

Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the execution hereof (the “Closing Date”). In lieu of an in-person Closing, unless otherwise agreed to by the parties, the Closing shall be accomplished by email portable document format (*.pdf) transmission of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, with originals (where needed) to be delivered promptly following the Closing.

(b)	Upexi Newco Closing Deliverables. At the Closing, Upexi Newco shall deliver to E-core Newco the following items to be executed and delivered:

i.

duly executed share transfers or similar instruments of assignment and conveyance, transferring the E-Core Shares and all of the UCP issued and outstanding equity (the “UCP Membership Interests”) from Upexi Newco to E-core Newco, in form and substance reasonably satisfactory to Upexi Newco and its counsel;

ii.

a certificate dated as of the Closing Date and duly executed by Upexi and an authorized officer of Upexi certifying and attaching thereto (1) resolutions of Upexi’s management body authorizing the execution, delivery and performance by each of Upexi, UCP, and E-Core of this Agreement; and (2) certificates issued by the applicable Governmental Authority for the State of Florida evidencing the existence and good standing of E-Core, dated not earlier than 10 Business Days prior to the Closing Date; and (3) the names and signatures of the member or individuals of Upexi authorized to sign Agreement;

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iii.

a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445, stating that neither Upexi nor Upexi Newco is a “foreign person” as defined in Code §1445;

iv.	all of the minute books, stock transfer ledgers, and similar corporate records of E-Core;

v.	all of the minute books, membership interest ledgers, UCP Material Contracts and similar corporate records of UCP; and

vi.

such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to and as may be reasonably requested by Upexi Newco prior to two (2) Business Days prior to the Closing Date.

(c)	E-core Newco Closing Deliverables. At the Closing, E-Core Newco shall deliver to Upexi Newco the following:

i.

an amount in cash equal to $2,000,000 representing the Unwinding Payment, by wire transfer of immediately available funds to the account or accounts designated by Upexi Newco Representative at least two (2) Business Days prior to the Closing Date.

ii.

such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to and as may be reasonably requested by Upexi Newco in writing prior to two (2) Business Days prior to the Closing.

5.

Representations and Warranties Concerning E-Core, Upexi, Upexi Newco and UCP. E-Core, Upexi, Upexi Newco and UCP hereby jointly and severally represent and warrant to each of the E-Core Partners that the statements contained in this Section 5 are true and correct, in each case as of the Effective Date unless otherwise indicated below.

(a)

Authorization. E-Core has the full power and authority to enter into this Agreement, and/or to cause each of E-Core, Upexi, Upexi Newco and UCP to enter into the agreements or instruments to which each is a party to, respectively and to carry out, or to cause each of E-Core, Upexi, Upexi Newco and UCP to carry out, as applicable their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of E-Core, Upexi, Upexi Newco and UCP of this Agreement and any other agreement or instrument to which E-Core, Upexi, Upexi Newco and UCP are a party, the performance by each of E-Core, Upexi, Upexi Newco and UCP their respective obligations hereunder and thereunder and the consummation by each E-Core, Upexi, Upexi Newco and UCP of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each E-Core, Upexi, Upexi Newco and UCP, including but not limited to any required shareholder and board votes by the shareholders and boards of directors of Upexi, Upexi Newco and UCP, as well as any required filings with the U.S. Securities and Exchange Commission and any applicable self-regulatory organizations with jurisdiction over Upexi and its securities. In particular, and not in limitation of the foregoing, Upexi has determined that no vote by the shareholders of Upexi is required in order to approve this Agreement, the Unwinding, or to carry out the obligations of Upexi, Upexi Newco, E-Core and UCP, respectively, hereunder. This Agreement has been duly executed and delivered by each E-Core, Upexi, Upexi Newco and UCP, and (assuming due authorization, execution and delivery by and E-Core Newco, of each agreement and instrument contemplated by this Agreement to be executed by E-Core Newco constitutes a legal, valid and binding obligation of each of E-Core, Upexi, Upexi Newco and UCP, respectively enforceable against each of E-Core, Upexi, Upexi Newco and UCP in accordance with its terms. When this Agreement and each of the other agreements contemplated by this Agreement to be executed by E-Core, Upexi, Upexi Newco and UCP have been duly executed and delivered by the E-Core Newco (assuming due authorization, execution and delivery by each other party thereto), each such Agreement, agreement or instrument will constitute a legal and binding obligation of E-Core, Upexi, Upexi Newco and UCP enforceable against it in accordance with its terms except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

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(b)	Organization and Qualification.

i.

Upexi is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has full corporate power and authority to own, operate or lease the properties and assets owned, operated or leased by it and to carry on the business of Upexi as conducted as of the Transaction Date and as of the Effective Date. Upexi is duly licensed or qualified to do business and is in good standing in its state of incorporation.

ii.

Upexi Newco is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada and has full corporate power and authority to own, operate or lease the properties and assets owned, operated or leased by it and to carry on the business of Upexi as conducted as of the Transaction Date and as of the Effective Date. Upexi is duly licensed or qualified to do business and is in good standing in its state of incorporation.

iii.

E-Core is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has full corporate power and authority to own, operate or lease the properties and assets owned, operated or leased by it and to carry on the business of E-Core as conducted as of the Transaction Date and as of the Effective Date. E-Core is duly licensed or qualified to do business and is in good standing in its state of incorporation.

iv.

UCP is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full limited liability company power and authority to own, operate or lease the properties and assets owned, operated or leased by it. UCP is duly licensed or qualified to do business and is in good standing in its state of formation.

(c)	Capitalization of UCP.

i.

All of the UCP Membership Interests have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Upexi, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, E-Core Newco shall own all of the UCP Membership Interests, free and clear of all Encumbrances.

ii.

All of the UCP Membership Interests were issued in compliance with applicable Laws. None of the UCP Membership Interests were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

iii.

There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of UCP or obligating Upexi to issue or sell any membership interests in, or any other interest in, the UCP. UCP does not have outstanding or authorized any membership interest appreciation, profits interest or similar rights. There are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the UCP Membership Interests.

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(d)	UCP Material Contracts.

i.

UCP has no Contracts to which UCP is a party (such Contracts, the “UCP Material Contracts”) including but not limited to all Intellectual Property Agreements (collectively, the “UCP Intellectual Property Agreements”) and Intellectual Property Registrations (collectively the “UCP Intellectual Property Registrations”);

ii.

Each UCP Material Contract is valid and binding on UCP in accordance with its terms and is in full force and effect. None of UCP or any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any UCP Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any UCP Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each UCP Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) are attached as part of Schedule 5(d). There are no material disputes pending or threatened under any Material Contract.

(e)

Financial Statements. Complete copies of the unaudited financial statements consisting of the balance sheet of E-Core as at June, 2023 (for the year then ended) and as at December 31, 2023 (for the 6 months then ended), and the related income statements for the years then ended (the “E-Core Financial Statements”) have been delivered to the E-Core Partners. The Financial Statements have been prepared in accordance with GAAP on a consistent basis throughout the period involved. E-Core Financial Statements are based on the books and records of E-Core, and fairly present in all material respects the financial condition of E-Core as of the respective dates they were prepared and the results of the operations of E-Core for the periods indicated.

(f)

Undisclosed Liabilities. E-Core has no Liabilities except (a) those which are adequately reflected or reserved against in the E-Core Financial Statements, and (b) those which have been incurred in the Ordinary Course of Business. In addition, for purposes of clarity, all intercompany Liabilities between E-Core, on the one hand, and Upexi and its other subsidiaries, on the other hand, have been zeroed out in connection with the Closing.

(g)

Absence of Certain Changes, Events and Conditions. Since March 31, 2024 (the “E-Core Interim Balance Sheet Date”), and other than in the Ordinary Course of Business, with respect to E-Core, E-Core Newco or Upexi, there has not been any:

i.	event, occurrence or development that has had, or, to Upexi’s Knowledge, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

ii.	material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

iii.

incurrence, assumption or guarantee of any Indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;

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iv.

transfer, assignment, sale or other disposition of any of the assets shown or reflected in the balance sheet contained in E-Core Financial Statements, except for the sale of Inventory in the Ordinary Course of Business;

v.	transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements;

vi.

abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any trade secrets included in Intellectual Property that constitute E-Core Assets or assets of UCP related to and/or required to operate the E-Core Business;

vii.	material damage, destruction or loss, or any material interruption in use, of any material assets, whether or not covered by insurance;

viii.

acceleration, termination, material modification to or cancellation of any Contract or Permit assigned to E-Core Newco by operation of law or otherwise as a result of the transactions contemplated by this Agreement;

ix.	imposition of any Encumbrance upon any of the assets;

x.

adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against Upexi, Upexi Newco, or E-Core under any similar Law;

xi.	creation, incurrence, assumption or guaranty of any Indebtedness which is an Assumed Liability, other than Current Liabilities incurred in the Ordinary Course of Business;

xii.

(i) any change in the prices or terms of distribution of products or services, (ii) any change to pricing, discount, allowance or return policies, or (iii) grant of any pricing, discount, allowance or return terms for any customer or supplier, including by modifying the manner in which it licenses or otherwise distributes its products;

xiii.	failure to promptly pay and discharge when due Current Liabilities in an amount in excess of Twenty Thousand Dollars ($20,000), except where disputed in good faith;

xiv.	entry into any Contract to do any of the foregoing or taking any action or failing to take any action that has resulted or could reasonably be believed to result in any of the foregoing;

xv.

Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the Effective Date, there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect to either E-Core, Upexi Newco or Upexi.

(h)	Title to Assets.

i.

E-Core has good and valid title to, or a valid leasehold interest in, all of the properties and assets, whether tangible or intangible, including but not limited to all Intellectual Property necessary to run the business of E-Core as operated at the Transaction Date (such business, the “E-Core Business”), used or held for use by E-Core whether or not located on its premises, as delivered to Upexi Newco upon the closing of the Transaction, shown on E-Core Financial Statements or acquired thereafter, free and clear of all encumbrances (excluding the lien in favor of MountainOne Bank securing the Line of Credit), except for the tangible properties and assets disposed in the ordinary course of business since E-Core Interim Balance Sheet Date.

ii.

UCP has good and valid title to all of the properties and assets, whether tangible or intangible, including but not limited to all Intellectual Property necessary to run the E-Core Business free and clear of all encumbrances.

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(i)

Condition and Sufficiency of the Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of E-Core are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, and such properties and assets, together with all of the intangible assets whether tangible or intangible, including but not limited to all Intellectual Property necessary to run the E-Core Business as operated as of the Transaction date through the Closing Date, that comprise the E-Core Assets, comprise all of the properties and assets necessary for the conduct of E-Core’s business as conducted at the Transaction Date.

(j)	Subsidiaries.

i.

Neither E-Core nor any of its affiliates own or control any capital stock, joint venture interest, membership interest or other equity interest in any subsidiary holding title to, beneficial interest in or a leasehold interest in any of the assets or other properties used by E-Core in the operation of the E-Core Business. E-Core does not have any subsidiaries.

ii.

Neither UCP nor any of its affiliates owns or controls any capital stock, joint venture interest, membership interest or other equity interest in any subsidiary holding title to, beneficial interest in or a leasehold interest in any of the assets or other properties used by E-Core in the operation of the E-Core Business.

iii.

No Person other than UCP owns or controls any capital stock, joint venture interest, membership interest or other equity interest in any subsidiary holding title to, beneficial interest in or a leasehold interest in any of the assets or other properties used by E-Core in the operation of the E-Core Business.

(k)	Equity Securities.

i.

No Person has the present, pending or potential right to acquire any Equity Securities issued or issuable by E-Core, UCP, or to require any of E-Core or UCP to issue or sell any Equity Securities to any such Person.

ii.	The transfer of Shares back to the E-Core Partners as contemplated hereby does not require registration under the Securities Act or any applicable state securities Laws.

(l)	Taxes.

(i)

E-Core has timely filed or has had timely filed on its behalf (in each case, after giving effect to extensions) with the appropriate Taxing Authority, all which it is required to file under applicable laws and regulations, and all such Tax Returns are complete and correct in all material respects and have been prepared in compliance with all applicable laws.

(ii)	E-Core has timely paid all Taxes due and owing by it (whether or not such Taxes are shown or required to be shown on a Tax Return).

(iii)

No foreign, federal, state or local Tax audits, examinations, investigations, suits, claims, administrative or judicial Tax proceedings or other actions are, outstanding, pending or being conducted, or, to the knowledge of Upexi, threatened against or with respect to E-Core, and there are no Tax matters under discussion with any Tax Authority concerning any Tax Return or Tax of E-Core that are reasonably expected to result in a Tax liability of E-Core.

(iv)

Neither Upexi nor E-Core has received from any foreign, federal, state or local Tax Authority (including jurisdictions where neither Upexi nor E-Core has filed tax returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Tax Authority or other Governmental Authority against (a) Upexi with respect to, E-Core or b) against Upexi.

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(m)

Affiliate Transactions. E-Core is not a party to any contract, loan, account receivable, accounts payable or other business arrangement with Upexi or any member, officer, manager, employee or independent contractor of E-Core (nor any affiliate or immediate family member of Upexi or of any of the foregoing) with respect or relating in whole or in part to any of the E-Core Business or the assets owned by, or equity interests of, UCP.

(n)	Solvency. Upexi hereby represents and warrants that:

i.

(a) In the absence of the closing of the transactions contemplated by this Agreement including the Unwinding, Upexi would be (b) as of each of the Transaction Date and the Effective Date, and throughout the period from the Transaction Date through the Closing Date Upexi was, and (c) upon the completion of the Unwinding and the other transactions contemplated by this agreement will be, financially solvent, meaning that (i) the Present Fair Saleable Value of Upexi’s assets exceeds the amount that will be required to be paid on or in respect of Upexi’s existing debts and other liabilities (including Identified Contingent Liabilities) as they mature; (ii) Upexi’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by Upexi, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of Upexi, together with the proceeds Upexi Newco would receive from the transactions contemplated hereby, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. Upexi has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date.

ii.

the transactions contemplated by this Agreement have not been entered into with the intent to defraud any creditor of Upexi, Upexi Newco or E-Core or to prevent the creditors of Upexi, Upexi Newco or E-Core or any Affiliate of Upexi from collecting any amounts due to such creditors or from preventing such creditors the opportunity to collect any assets to which they are entitled.

iii.

Upexi is not subject to bankruptcy, insolvency, voluntary or judicial liquidation, composition with creditors, controlled management, reprieve from payment, general settlement with creditors, reorganization or similar proceedings affecting the rights of creditors generally and no application has been made or is to be made by its directors or, as far as Upexi is are aware, by any other Person for the appointment of a receiver, trustee or similar officer pursuant to any voluntary, involuntary or judicial insolvency, winding-up, liquidation or similar proceedings.

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(o)

No Conflicts; Consents. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws, stock agreements, or other Organizational Documents of E-Core, UCP or Upexi; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to E-Core, UCP or Upexi or the E-Core Business as currently conducted; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which E-Core or UCP is a party or by which either E-Core or UCP is bound or to which any of the assets owned by E-Core or UCP are subject, including but not limited to any UCP Material Contract; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any assets owned, leased or in use by E-Core or UCP. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Upexi, E-Core or UCP in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(p)

Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Upexi, Upexi Newco or E-Core.

(q)

Compliance. None of Upexi Newco, Upexi, UCP or E-Core is: (i) in default under or in violation of, and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Upexi Newco, Upexi, E-Core or UCP, and none of Upexi Newco, Upexi, E-Core or UCP has received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived) including in particular with respect to the acquisition of intellectual property assets by UCP in regard to the Line of Credit, (ii) in violation of any Governmental Order or (iii) has been in violation of any Laws, except in each case as would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(r)

SEC Reports; Financial Statements. Upexi has filed (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act) all documents and materials required to be filed by Upexi (each, a “Commission Document”) with the United States Securities & Exchange Commission (the “Commission”) for the twelve (12) months preceding the date of this Agreement. As of its filing date (or, if amended or superseded by a filing prior to the Closing Date, as of the date of such amended or superseded filing), each Commission Document filed with or furnished to the Commission prior to the Closing Date complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and other federal, state and local laws, rules and regulations applicable to it (or, if amended or superseded by a filing prior to the Closing Date, on the date of such amended or superseded filing).

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(s)	Negative Impact.

i.

None of Upexi, Upexi Newco nor E-Core nor any of their respective Representatives or Affiliates have taken any action, directly or indirectly, that could or would negatively impact the value, business prospects or ability of E-Core to operate in the manner in which it operated prior to the closing of the Transaction. Without limiting the forgoing, none of Upexi, Upexi Newco nor E-Core has taken any action, allowed any of the following to occur or is aware of or have any reason to believe that any of the following has occurred or is likely to have occurred or will occur:

(A)	or is aware of any Action, action, pending or Threatened against E-Core or UCP or any of their respective current or former officers or directors;

(B)

neither E-Core nor UCP has any commitment by which it generally assures, or uses one or all of their respective assets used their respective assets to assure, a creditor against loss (including contingent reimbursement obligations with respect to letters of credit and bankers’ acceptances), and (B) Upexi has not caused E-Core nor UCP to guarantee and neither has guaranteed the Indebtedness of any other Person, (including in the form of an agreement to repurchase or reimburse), including but not limited that of Upexi, Upexi Newco any other Person;

(C)

No Intellectual Property of E-Core or UCP has been or will be licensed to any Person on an exclusive or non-exclusive basis following or as a result of the closing of the Transaction or the transactions contemplated by this Agreement;

(D)

The closing of the transactions contemplated by this Agreement with not cause E-Core to be in default of any contract to which it is a party (subject to the consent required with respect to the Line of Credit).

Notwithstanding anything to the contrary in this Section 5, the Parties agree that no representation or warranty in this Section 5 is intended to address matters that occurred prior to the Transaction Date.

6.

Representations and Warranties Concerning E-Core Newco. E-Core Newco represents and warrants to Upexi that the statements contained in this Section 6 are true and correct, in each case as of the Effective Date unless otherwise indicated below.

(a)

Authorization. E-Core Newco is a newly formed limited liability company formed that has full limited liability company power and authority to enter into this Agreement, to enter into the agreements or instruments to which it is a party, and to carry out, its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by E-Core Newco of this Agreement and any other agreement or instrument to E-Core Newco is a party, the performance by E-Core Newco of its obligations hereunder and thereunder and the consummation by E-Core Newco of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of E-Core Newco, including but not limited to any required member and manager vote by the members and managers of E-Core Newco. This Agreement has been duly executed and delivered E-Core Newco, and (assuming due authorization, execution and delivery by of the agreement and instruments contemplated by this Agreement to be executed by Upexi, Upexi Newco and E-Core as applicable) constitutes a legal, valid and binding obligation of E-Core Newco. When this Agreement and each of the other agreements contemplated by this Agreement to be executed by E-Core Newco have been duly executed and delivered to Upexi (assuming due authorization, execution and delivery by each other party thereto), each such Agreement, agreement or instrument will constitute a legal and binding obligation of E-Core Newco, enforceable against it in accordance with its terms except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

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(b)

Organization and Qualification. E-Core Newco is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Florida and has full limited liability company power and authority to own, operate or lease the properties and assets owned, operated or leased by it and to carry on the business of the E-Core Newco as conducted as of the Transaction Date and as of the Effective Date.

7.	Covenants.

(a)	Governmental Approvals and Consents; Closing Conditions.

(i)

Each Party shall, as promptly as possible, (A) make, or cause or be made, all filings and submissions required under any law applicable to such Party or any of its affiliates; and (B) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all governmental authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(ii)

Each Party shall use its commercially reasonable efforts to give all notices to, and obtain all consents from, MountainOne Bank regarding E-Core’s Line of Credit with MountainOne Bank necessary to allow the completion of the Unwinding.

(iii)

E-Core Newco shall provide or cause to be provided all such information reasonably requested by Upexi regarding E-Core that is not already in the possession of Upexi that is necessary to enable Upexi to: (a) prepare the financial statements for Upexi and its affiliates (including Upexi Newco and E-Core) for the nine months ended March 31, 2024, (b) complete the June 30, 2024 audit, and June 30, 2023 re-audit (collectively, the “New Audit”); (c) file Tax Returns with respect to the 2023 tax year, and 2024 stub period; provided, that, in the event all such information provided to Upexi from E-Core Newco and the E-Core Partners is materially accurate (I) Upexi shall use all such information at its own risk and shall indemnify and hold harmless E-Core Newco and the E-Core Partners, including but not limited to David, from any claims from Upexi shareholders associated with the use, disclosure, Losses, costs, penalties, enforcement actions or government investigations associated with any such use or disclosure of such information and/or financial statements which incorporate or which are based upon, in whole or in part any such information so provided and (II) E-Core Newco shall not be responsible for any damages or Losses suffered by Upexi as a result of any delays or issues resulting from the New Audit.

(iv)	Each Party shall cooperate on a commercially reasonable basis with the other Parties and their affiliates in order to fully effectuate the terms of this Agreement.

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(b)	Confidentiality.

i.

From and after the Closing, Upexi shall, and shall cause their respective Affiliates to, hold, and shall use their reasonable best efforts to cause its respective Representatives to hold, in confidence any and all information, whether written or oral, concerning E-Core and the E-Core Business, and in any event the same efforts and methods used to safeguard their own confidential information, but in no event less than reasonable efforts and methods, except to the extent Upexi can show that such information (a) is generally available to and known by the public through no fault of Upexi, any of its Affiliates or its Representatives; or (b) is lawfully acquired Upexi, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Upexi or any of its Affiliates or its respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Upexi shall promptly notify E-Core Newco and E-Core in writing and shall disclose only that portion of such information which Upexi is advised by its counsel in writing is legally required to be disclosed; provided that Upexi shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(c)	Certain Tax Matters.

(i)

For purposes of this Agreement, the portion of Tax, with respect to the income, property or operations of E-Core that are attributable to any Tax period that begins on or before the Effective Date and ends after the Effective Date (a “Straddle Period”) will be apportioned between the period of the Straddle Period that extends before the Effective Date through the end of the Effective Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Effective Date to the end of the Straddle Period (the “Post-Closing Straddle Period”).

(ii)

The portion of such Tax attributable to the Pre-Closing Straddle Period will (A) in the case of any Taxes other than sales or use Taxes, value-added Taxes, employment Taxes, withholding Taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (B) in the case of any sales or use Taxes, value-added Taxes, employment Taxes, withholding Taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Effective Date. The portion of Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner. To the extent that any Tax for a Straddle Period is based on the greater of a Tax on net income, on the one hand, and a Tax measured by net worth or some other basis not otherwise measured by income, on the other hand, the portion of such Tax related to the Pre-Closing Straddle Period and the Post-Closing Straddle Period will be determined based on the foregoing and based on the manner in which the actual Tax liability for the entire Straddle Period is determined. In the case of a Tax that is (y) paid for the privilege of doing business during a period (a “Privilege Period”) and (z) computed based on business activity occurring during an accounting period ending prior to such Privilege Period, any reference to a “tax period,” or a “taxable period” will mean such accounting period and not such Privilege Period.

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(iii)

Upexi shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of E-Core for all taxable periods ending on or prior to the Closing Date. E-Core Newco will prepare, or cause to be prepared, and timely file (with applicable extensions), or cause to be timely filed (with applicable extensions), all Tax Returns of E-Core required to be filed after the Effective Date.

(v)

In connection with the preparation of Tax Returns, audit examinations and any administrative or judicial proceedings relating to the Tax liabilities imposed on Upexi, on the one hand, and E-Core Newco, on the other hand, will cooperate on a commercially reasonable basis with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by taxing authorities as to the imposition of Taxes.

(vi)

The Parties agree, upon request from another Party, to use commercially reasonable efforts to obtain any certificate or other document from any governmental entity or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).

(viii)

Notwithstanding anything to the contrary in this Agreement, E-Core Newco has the right to represent the interests of E-Core before the relevant governmental entity with respect to any inquiry, assessment, proceeding or other similar event relating to any Pre-Closing Tax Period (a “Tax Matter”) and have the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter, and E-Core Newco will have such right with respect to a Straddle Period.

(ix)

If a Tax Matter for a Pre-Closing Tax Period could impact Upexi from and after the Effective Date, then Upexi Newco will have the right to participate in the defense of such Tax Matter and E-core Newco will not enter into any settlement or other compromise any such Tax Matter to the extent it would adversely affect Upexi from and after the Effective Date without the prior written consent of Upexi, which consent will not be unreasonably conditioned, withheld or delayed.

(x)

Upexi will be entitled to any Tax refunds or direct credits, including any amounts credited against Tax to which E-Core shall become entitled (including the employee retention credit under Section 2301 of the CARES Act,, as amended), including interest paid therewith, in respect of Taxes paid by Upexi with respect to a Pre-Closing Tax Period that begins after the Transaction Date; (B) no amount will be required to be paid to Upexi to the extent it relates to a carryback of a Tax attribute from a period (or portion thereof) following the Closing Date.

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8.	Releases.

(a)

Release by E-Core Partners. The E-Core Partners, jointly and severally, hereby waive, release and forever discharge Upexi, each of its subsidiaries and affiliates thereof, and their respective successors, assigns, directors, officers, members, employees, and representatives (in whatever capacity) (all collectively referred to as the “Upexi Released Parties”) from any and all legal liabilities, responsibilities, causes of action, claims, contracts, debts, wages, benefits, demands, obligations, grievances, contracts, and/or agreements, whatsoever, in law or in equity, in federal or state court, which the E-Core Partners has, had, or may have had against the Released Parties relating in any way to or arising out of the Transaction Documents, the Transaction, and any other dealings between the E-Core Partners, and the Seller Released Parties related to the foregoing, other than the rights of the Seller Parties and the Seller under this Agreement (all collectively referred to as the “Released Upexi Claims”) or with respect to claims of fraud, misrepresentations or violations of law. For the avoidance of doubt, this release does not affect any indemnification rights or obligations of the Upexi Released Parties expressly preserved by this Agreement or by applicable law.

(b)

Release by Upexi. Upexi, on behalf of all of the Upexi Released Parties hereby waive, release and forever discharge E-Core Newco, E-Core, and each of the E-Core Partners, individually and collectively, and their respective family members, heirs, assigns, affiliates, affiliated, owned and or controlled companies, and their respective representatives (in whatever capacity) (all collectively referred to as the “E-Core Partners Released Parties”), from any and all legal liabilities, responsibilities, causes of action, claims, contracts, debts, wages, benefits, demands, obligations, grievances, contracts, and/or agreements, whatsoever, in law or in equity, in federal or state court, known or unknown which Upexi and/ or any Upexi Released Parties has, had, or may have had against the E-Core Partners Released Parties relating in any way to or arising out of the Transaction Documents, the Transaction, and any other dealings between Upexi, Upexi Newco, E-Core, and E-Core Partners related to the foregoing, other than the rights of Upexi under this Agreement.

9.

Indemnification. Subject to the other terms and conditions of this Section 14, the Upexi shall, indemnify and defend each of the E-Core Partners, E-Core, and UCP and their respective Representatives (collectively, the “E-Core Partner Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, any of the E-Core Partner Indemnitees based upon, arising out of, with respect to or by reason of any of, any claims, lawsuits, or litigation brought against Upexi or a Upexi subsidiary or affiliated party. In addition, Upexi will indemnify E-Core partners, E-Core and UCP against any claims by Upexi shareholders arising from this Agreement brought directly by UPXI shareholders against E-Core partners, E-Core and UCP

10.	Miscellaneous.

(a)	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

i.	This Agreement is governed by the laws of the State of Florida.

ii.

ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED EXCLUSIVELY IN THE COURTS LOCATED IN COLLIER COUNTY, FLORIDA, OR, IF SUCH COURT IS UNWILLING TO ACCEPT JURISDICTION OVER SUCH MATTER, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF FLORIDA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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iii.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15(a).

(b)

Entire Agreement. This Agreement constitutes the entire agreement between the Parties. It supersedes all prior agreements or arrangements between the Parties whether oral or written. No amendment, deletion, addition, modification, or waiver of any provision of this Agreement shall be binding or enforceable unless in writing and signed by all of the Parties hereto. No promises or representations have been made or relied upon apart from those expressly stated in this Agreement.

(c)

Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) one day following deposit with a nationally recognized overnight delivery carrier for next day delivery; or (c) on the date sent by e-mail, including portable document format (*.pdf) (with confirmation of transmission) if sent prior to 8 p.m. eastern time, and on the next Business Day if sent after 8 p.m. eastern time. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10(c)):

If to Upexi:	Upexi, Inc. 3030 Rocky Point Drive, Suite 420 Tampa, Florida 33607 Attention: Andrew Norstrud, CFO E-mail: andrew.norstrud@cbd.io

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with a copy (which shall not constitute notice) to:	Dickinson Wright PLLC 350 E. Las Olas Blvd., Ste. 1750 Ft. Lauderdale, FL 33308 Attention: Clint J. Gage, Esq. E-mail: cgage@dickinsonwright.com

If to E-Core Newco:	David Romano c/o New England Technology, Inc. 1020 Plain St. #110 Marshfield, MA 02050 E-mail: dr@neticentral.com

with a copy (which shall not constitute notice) to:	Korn & Kalish LLP The Newgate Tower 5150 Tamiami Trail North, Suite 302 Naples, FL 34103 Attention: Tyler B. Korn, Esq. E-mail: tkorn@kornkalish.com

(d)

Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

(e)	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(f)

Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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(g)

Execution in Counterparts. This Agreement may be executed in separate counterparts, all of which all of which together shall comprise one and the same agreement. Digital or facsimile signatures shall be the equivalent of original signatures.

(h)

No Third-party Beneficiaries. Except as provided in Section 9, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(i)

Amendment and Modification; Waiver. This Agreement may only be amended, restated, amended and restated, supplemented, or otherwise modified by an agreement in writing signed by each of the Parties. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

[Signatures on the Following Page]

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 In Witness Whereof, the Parties hereto have caused this Agreement to be executed as of the date first written above individually or by their respective duly authorized representatives.

Upexi, Inc.

By:
Name:	Andrew Norstrud
Title:	Chief Financial Officer

Upexi Enterprise, LLC

By:
Name:	Andrew Norstrud
Title:	Chief Financial Officer

E-Core Technology, Inc. d/b/a New England Technology, Inc.

By:
Name:
Title:

E-Core Partners (solely for the purpose of the Release provided pursuant to Section 8:

Signature:
Name:	David Romano

Signature:
Name:	Nick Romano

Signature:
Name:	Eric Limont

E-Core Holdings LLC

By:
Name:	David Romano
Title	Manager

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